EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Windstream Corporation's Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the incorporation by reference in this Registration Statement of our report dated June 22, 2012 relating to the financial statements and supplemental schedule, which appear in the Annual Report of Windstream 401(k) Plan on Form 11-K for the year ended December 31, 2011.
/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas
 February 21, 2013